Exhibit 5.2

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

September 21, 2012

Rockwood Holdings, Inc.
100 Overlook Center
Princeton, New Jersey 08540

Rockwood Specialties Group, Inc.
7101 Muirkirk Road
Beltsville, MD 20705

Southern Clay Products, Inc.
11719 Bee Cave Road, Suite 102
Austin, TX 78757

Ladies and Gentlemen:

We have acted as special Texas counsel to Southern Clay Products, Inc., a Texas corporation (“Southern Clay”), an indirect, wholly owned subsidiary of Rockwood Holdings, Inc., a Delaware corporation (“Holdings”), in connection with its proposed guarantee, along with other guarantors under the Indenture (defined below), of the $1,250,000,000 aggregate principal amount of 4.625% Senior Notes due 2020 (the “Notes”) issued by Rockwood Specialties Group, Inc., a Delaware corporation (the “Issuer”).  The Notes are being issued under an Indenture (the “Base Indenture”) to be entered into among the Issuer, Holdings and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto (the “Supplemental Indenture”) among the Issuer, Holdings, the Trustee, Southern Clay and certain other indirect, wholly owned subsidiaries of Holdings.  The Base Indenture, as amended and supplemented by the Supplemental Indenture, is referenced herein as the “Indenture.”  The Notes are being guaranteed by Southern Clay pursuant to the guarantee included in the Indenture (the “Guarantee”), and are being sold pursuant to an Underwriting Agreement dated as of September 20, 2012 (the “Underwriting Agreement”), among the Issuer, Holdings, Deutsche Bank Securities Inc. (“DB”), Citigroup Global Markets Inc. (“Citi”), Morgan Stanley & Co. LLC (“MS”) and UBS Securities LLC (“UBS”) and each of the other underwriters named therein for whom DB, Citi, MS and UBS are acting as representatives.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)            the registration statement on Form S-3 (Registration Nos. 333-183959) filed by Holdings, Issuer and the other guarantors with the Securities and Exchange Commission (the “SEC”) on September 18, 2012 (such registration statement, including the form of prospectus included therein and the documents incorporated by reference therein, being referred to herein as the “Registration Statement”);

(ii)           the prospectus dated September 18, 2012, included in the Registration Statement, relating to the offering from time to time of the Issuer’s debt securities and the related guarantees of the guarantors (the “Base Prospectus”);

(iii)          the preliminary prospectus supplement dated September 18, 2012, relating to the Notes, in the form filed on September 18, 2012 with the SEC, pursuant to Rule 424(b)(2) under the Securities Act (such preliminary prospectus supplement, together with the Base Prospectus, being referred to herein as the “Preliminary Prospectus”);

(iv)          the prospectus supplement dated September 20, 2012, relating to the Notes, in the form filed on September 20, 2012 with the SEC, pursuant to Rule 424(b)(5) under the Securities Act (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);

(v)           the Underwriting Agreement;

(vi)          the Indenture;

(vii)         the form of the Notes attached to the Supplemental Indenture;

(viii)        the global notes (the “Global Notes”) executed by the Issuer pursuant to the Indenture, in the aggregate principal amount of $1,250,000,000, representing the Notes purchased and sold pursuant to the Underwriting Agreement;

(ix)           Articles of Incorporation (as amended) of Southern Clay certified by the Secretary of State of the State of Texas on September 17, 2012, and the Amended and Restated Bylaws of Southern Clay (collectively, the “Southern Clay Organizational Documents”);

(x)            With respect to Southern Clay, (i) Certificate of Fact issued by the Secretary of State of the State of Texas on September 17, 2012, (ii) Certificate of Account Status issued by the Comptroller of Public Accounts of the State of Texas on September 17, 2012 (items (i) and (ii) being collectively, the “Southern Clay Good Standing Certificates”) and (iii) Certificate of Secretary of Southern Clay with incumbency and attached resolutions by unanimous written consent; and

(xi)           the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Registrants and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.  In conducting our examination of executed documents or documents to be executed, we have assumed that all parties thereto, other than Southern Clay, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by all parties thereto, other than Southern Clay, of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of all parties thereto.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Southern Clay and others.

Based upon the foregoing and subject to the limitations, comments, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Guarantee has been duly authorized and validly executed and delivered by Southern Clay.

The opinions stated in this opinion letter are limited to the laws of the State of Texas, and we express no opinion regarding the federal laws of the United States of America or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the SEC as an exhibit to a Current Report of Holdings on Form 8-K.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP